Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS
     Wright & Company, Inc. hereby consents to the use of our analysis relating to the evaluation entitled “Executive Summary Report, Evaluation of Oil and Gas Reserves To the Interests of Atlas Energy Resources, LLC in Certain Properties Located in Various States, Pursuant to the Requirements of the Securities and Exchange Commission, Effective December 31, 2007, Job 07.970,” for use or incorporation in Atlas Energy Resources, LLC’s Registration Statement on Form S-4, and to all references therein to Wright & Company, Inc. as having prepared such analysis and as an expert concerning such analysis.

/s/ D. Randall Wright D. Randall Wright President Wright and Company, Inc. Brentwood, Tennessee March 20, 2008